APPENDIX B

NUVEEN MUNICIPAL HIGH INCOME
OPPORTUNITY FUND

VARIABLE RATE MUNIFUND TERM PREFERRED SHARES, SERIES 2016 #1

Preliminary Statement and Incorporation By Reference

      This Appendix establishes a Series of Variable Rate
MuniFund Term Preferred Shares of Nuveen Municipal
High Income Opportunity Fund. Except as set forth below, this Appendix incorporates by reference the terms set forth with respect to all Series of such Variable Rate Municipal
Term Preferred Shares in that  Statement Establishing and
Fixing the Rights and Preferences of Variable Rate
MuniFund Term Preferred Shares, as filed with the Secretary of State of the Commonwealth of Massachusetts on December 20, 2012 (the VMTP Statement ). This
Appendix has been adopted by resolution of the Board of Trustees of Nuveen Municipal High Income Opportunity
Fund. Capitalized terms used herein but not defined herein have the respective meanings therefor set forth in the VMTP Statement.

Section 1.	Designation as to Series.

      Variable Rate MuniFund Term Preferred Shares,
Series 2016 #1:  A Series of Three Hundred and Sixty
(360) Preferred Shares classified as Variable Rate
MuniFund Term Preferred Shares is hereby designated as the Variable Rate MuniFund Term Preferred Shares,
Series 2016 #1  (the  Series 2016 #1 VMTP Shares ).
Each share of such Series shall have such preferences, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Declaration and the VMTP Statement (except as the VMTP Statement may be expressly modified by this Appendix), as are set forth in this Appendix B. The Series 2016 #1 VMTP
Shares shall constitute a separate series of Preferred Shares and of the Variable Rate MuniFund Term Preferred Shares and each Series 2016 #1 VMTP Share shall be identical.
The following terms and conditions shall apply solely to the Series 2016 #1 VMTP Shares:

Section 2.	Number of Authorized Shares of Series.

      The number of authorized shares is Three Hundred and Sixty (360).

Section 3.	Date of Original Issue with respect to Series.

      The Date of Original Issue is July 15, 2013.

Section 4.	Liquidation Preference Applicable to Series.

      The Liquidation Preference is $100,000.00 per share.

Section 5.	Term Redemption Date Applicable to
Series.

      The Term Redemption Date is January 1, 2016.

Section 6.	Dividend Payment Dates Applicable to
Series.

      The Dividend Payment Dates are the first Business
Day of the month next following each Dividend Period.

Section 7.	Liquidity Account Initial Date Applicable to
Series.

      The Liquidity Account Initial Date is July 1, 2015.

Section 8.	Exceptions to Certain Definitions
Applicable to the Series.

      The following definitions contained under the heading Definitions in the VMTP Statement are hereby amended as follows:

      Not applicable.

Section 9.	Additional Definitions Applicable to the
Series.

      The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

       Dividend Period means, with respect to the Series 2016 #1 VMTP Shares, in the case of the first Dividend Period, the period beginning on the Date of Original Issue for such Series and ending on and including the last calendar day of the month in which the Date of Original Issue occurred and for each subsequent Dividend Period, the period beginning on and including the first calendar day of the month following the month in which the previous Dividend Period ended and ending on and including the last calendar day of such month.

       Optional Redemption Premium  means with
respect to each Series 2016 #1 VMTP Share to be redeemed an amount equal to

      (A)	if the Optional Redemption Date for such
Series 2016 #1 VMTP Share occurs prior to June 21, 2014, the product of (i) 1.00% and (ii) the Liquidation Preference of such VMTP Share; or

      (B)	if the Optional Redemption Date for such
Series 2016 #1 VMTP Share either occurs on or after June 21, 2014, none.

Section 10.	Amendments to Terms of VMTP Shares
Applicable to the Series.

      The following provisions contained under the heading Terms of the VMTP Shares in the VMTP
Statement are hereby amended as follows:

      Not applicable.

[Signature page follows.]










      IN WITNESS WHEREOF, Nuveen Municipal High
Income Opportunity Fund has caused this Appendix to be signed on _July 12, 2013 in its name and on its behalf by a duly authorized officer. The Declaration is on file with the Secretary of the Commonwealth of The Commonwealth of Massachusetts, and the said officer of the Fund has executed this Statement as an officer and not individually, and the obligations and rights set forth in this Statement are not binding upon any such officer, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

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
<c>NUVEEN MUNICIPAL HIGH INCOME
OPPORTUNITY FUND


By:		/s/ Gifford R. Zimmerman

	Name:	Gifford R. Zimmerman
      Title:	Chief Administrative Officer
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[Signature Page to Appendix B
Establishing and Fixing the Rights and
Preferences of Variable Rate MuniFund
 Term Preferred Shares]

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